UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________

FORM 8-K

______________

Current Report

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): July 13, 2009

LIFE SCIENCES RESEARCH, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

MARYLAND

(State or other jurisdiction of incorporation)

0-33505	52-2340150
(Commission File Number)	(I.R.S. Employer Identification Number)

PO Box 2360, Mettlers Road, East Millstone, NJ	08875
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (732) 649-9961

(Former name or former address, if changed since last report)

Item 8.01.   Other Events

Life Sciences Research, Inc. (the “Company”) reports the filing on July 13, 2009 of a First Amended Complaint in the previously disclosed purported class action lawsuit, Berger v. Life Sciences Research, et al., against the Company in connection with the Company’s entry into a definitive merger agreement on July 8, 2009 with Lion Holdings, Inc. and its subsidiary Lion Merger Corp. (collectively, “Lion”), entities controlled by Andrew Baker, pursuant to which Lion would acquire all of the outstanding shares of the Company for $8.50 per share (the “Baker Merger”).

The First Amended Complaint, like the original lawsuit, was filed in Superior Court of New Jersey, Chancery Division, Somerset County (Civil Action No. SOM-C-12006-09), and names as defendants Mr. Baker, all other members of the Company’s Board of Directors and the Company.  The First Amended Complaint alleges, among other things, that the directors breached their fiduciary duties with respect to the Baker Merger; that Baker controls LSR and its directors; that the merger price constitutes inadequate consideration; and that certain terms of the merger agreement unfairly benefit Mr. Baker at the expense of the other stockholders, including the absence of appraisal rights, accelerated vesting of restricted stock, restrictions on the solicitation of negotiations with respect to third party proposals, and termination fees.  The First Amended Complaint further alleges that the directors were motivated to accept Baker’s offer because of concerns that a public dispute with Baker would draw unwanted attention from animal rights activists.  The First Amended Complaint seeks unspecified damages and other relief.

The Company also reports the filing on July 17, 2009 of a second purported class action lawsuit, Ramaiah v. Baker, et al.  The complaint was filed in Superior Court of New Jersey, Chancery Division, Somerset County and names as defendants Mr. Baker, all other members of the Company’s Board, the Company and Lion.  This complaint also alleges, among other things, that the Board breached its fiduciary duties in connection with the Baker Merger by agreeing to sell the Company for an unfair price pursuant to an unfair process and that the merger agreement contains preclusive deal protection provisions by virtue of its “no shop” and “standstill” clauses and termination fees.  This complaint seeks unspecified damages and other relief.

The Company will respond appropriately to both of these lawsuits.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act 1934, Life Sciences Research, Inc. has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 24, 2009	LIFE SCIENCES RESEARCH, INC.

By: /s/ Mark L. Bibi
Name: Mark L. Bibi
Title: Secretary and General Counsel